Exhibit 99.1

Conformis Announces Settlement of Patent Dispute with Smith & Nephew
Conformis to Receive $10.5 Million for Non-Exclusive License to Patient-Specific Instrument Patents for use with off-the-shelf knee implants

BILLERICA, Mass., September 17, 2018 (GLOBE NEWSWIRE) -- Conformis, Inc. (NASDAQ:CFMS), a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that fit each patient's unique anatomy, announced today that it has entered into a settlement and license agreement with Smith & Nephew that resolves all patent disputes between Conformis and Smith & Nephew.

Pursuant to the agreement, Smith & Nephew is required to pay $10.5M to Conformis, and the parties have entered into a limited patent cross-license.

“We are very pleased to announce the complete settlement of the various patent proceedings we have with Smith & Nephew. Through this settlement, we have once again monetized our patient-specific instrument patents and steadfastly protected our core business of patient-specific implants." stated Mark Augusti, Conformis’ President and Chief Executive Officer.

About Conformis, Inc.

Conformis is a medical technology company that uses its proprietary iFit Image-to-Implant technology platform to develop, manufacture and sell joint replacement implants that are designed and manufactured to fit and conform to each patient’s unique anatomy.  Conformis offers a broad line of patient conforming total and partial knee systems and a hip system that include sterilized single-use instruments delivered in a single package to the hospital. Conformis owns or exclusively in-licenses issued patents and pending patent applications that cover patient-specific implants and instrumentation for all major joints. In clinical studies, Conformis iTotal CR demonstrated superior clinical outcomes, including better function and greater patient satisfaction, compared to traditional, off-the-shelf implants.

For more information, visit www.conformis.com. To receive future releases in e-mail alerts, sign up at http://ir.conformis.com/.

Cautionary Statement Regarding Forward-Looking Statements

Statements in this press release about our future expectations, plans and prospects, including statements about the collection of royalty payments and settlement of patent disputes, as well as other statements containing the words "anticipate," "believe," "continue," "could," "estimate," "expect," "intend," "may," "might," "plan," "potential," "predict," "project," "should," "target," "will," or "would" and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. You should not place undue reliance on our forward-looking statements. Actual results could differ materially from the expectations disclosed in the forward-looking statements we make as a result of a variety of risks and uncertainties, including risks and uncertainties described in the "Risk Factors" sections of our public filings with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent our views as of the date hereof. We anticipate that subsequent events and developments may cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date hereof.

CONTACT:
Investor contact
Oksana Bradley
ir@conformis.com
(781) 374-5598